Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Polaris Inc. for the issuance of debt securities, and to the incorporation by reference therein of our report dated February 17, 2023, with respect to the consolidated financial statements and the financial statement schedule of Polaris Inc. and the effectiveness of internal control over financial reporting of Polaris Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 7, 2023